EXHIBIT 99.1

NEWS RELEASE

May 20, 2013

For Release:	Immediately
Contact:	John Maserjian, (845) 471-8323

IBEW Local 320 Supports Central Hudson Merger with Fortis
Union Endorses Agreement Following Additional Commitments to Enhance Service, Job Security

(Poughkeepsie, NY) Following additional commitments from Central Hudson Gas & Electric Corporation and Fortis Inc. to further protect and create jobs in order to enhance service to customers, the leadership of Local 320 of the International Brotherhood of Electrical Workers has endorsed the merger between the two companies. Specifics of the agreement will be voted on by the union membership later this week.
"Our members are committed to serving our customers here in the Hudson Valley, and we look forward to a positive working relationship as part of the Fortis federation of utilities now that we have agreed upon mutually beneficial elements of the merger," said John P. Kaiser, President of Local 320.
"We greatly value our relationship with the members of the International Brotherhood of Electrical Workers, who are equally committed to the customers and communities we serve," said Steven V. Lant, Chairman of the Board and C.E.O. of Central Hudson. "The merger offers  nearly $50 million in benefits for our customers, a one-year rate freeze, increased performance requirements, a commitment to continue our strong support for local community organizations - -and now, additional protections for employees. It is clearly in the best interest of all, and we welcome the IBEW's endorsement of this exciting new chapter in our company's history."

Central Hudson's relationship with the IBEW dates to January 1945, and there has never been a layoff nor a stop-work dispute between the utility and its unionized workers during the 70 years since, Lant and Kaiser noted.
"We are very pleased that we have been able to provide this added job security to the unionized workforce at Central Hudson," said Fortis Chief Financial Officer Barry Perry. "We recognize their critical importance to our successful future, just as we value the contributions of the IBEW members who serve in the utilities we operate across Canada."
Among the key commitments reached between the union and the company:
-	An agreement to extend the current labor agreement one year to April 30, 2017;
-	A "no layoff" commitment to effectively provide four years of job protection; and
-	A deal to retain critical service-oriented job functions within the union and to add positions that will strengthen service to customers, while providing growth opportunities to Local 320.

All elements of the agreement are contingent upon the successful closing of the merger between Central Hudson's parent company CH Energy Group and Fortis. For additional information regarding the many benefits of the merger, visit www.CentralHudson.com.
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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 56,000 customers in the Mid-Atlantic Region, as well as several renewable energy investments.
Forward-Looking Statements –
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including "anticipates," "intends," "estimates," "believes," "projects," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group's and Central Hudson's future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the proposed Fortis transaction will not be satisfied or waived including regulatory approvals of the proposed Fortis transaction on the timing and terms thereof; the impact of delay or failure to complete the proposed Fortis transaction on CH Energy Group stock price; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Fortis Transaction and Where to Find It
In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group filed a definitive proxy statement with the SEC on May 9, 2012, and has filed other relevant materials with the SEC as well. Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the proposed acquisition and related matters. Investors and stock shareholders may obtain a free copy of the proxy statement and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov. These documents can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group's website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.